NEWS RELEASE	Exhibit 99.2

HECLA ANNOUNCES SALE OF HOLLISTER PROJECT

FOR IMMEDIATE RELEASE

For Release: February 21, 2007

COEUR D’ALENE, IDAHO -- Hecla Mining Company’s (HL:NYSE) subsidiary, Hecla Limited, has agreed to sell its interest in the Hollister Development Block gold exploration project in Nevada to its partner, Great Basin Gold, Inc., for a total of $60 million, including $45 million in cash and $15 million in Great Basin Gold common stock. The number of shares is to be determined by the average trading price 20 business days prior to the announcement of the transaction.

Hecla President and Chief Executive Officer, Phillips S. Baker, Jr., said, “We believe Hollister is a good project for us if we owned all of it, but when split in half, it is just not large enough to make a significant impact on Hecla’s production, revenue or income. It is a better strategy to focus our people and financial resources on projects that have a much larger impact on Hecla. At the same time, it gives our partners an opportunity to benefit from the project’s full potential, so we feel it is a win/win proposition for both sides. Through our ownership of Great Basin Gold stock, we will continue to participate in the upside potential of the Hollister Block.”

Hecla had spent approximately $30 million over the past two years developing the underground ramp and conducting underground exploration toward the earn-in requirement. Hecla had a current book value for the Hollister project of less than $1 million.

Hecla anticipates one use of the proceeds will be for expansion of production from the Lucky Friday silver mine in northern Idaho. A positive scoping study to double Lucky Friday's tonnage has been completed. The study outlines how the company could increase annual production by as much as 70%, extend the mine life, lower the cost per ounce and increase the minable resource. This preliminary study estimates $150 to $200 million of capital for a new mill, a surface shaft to the existing levels, and an underground shaft to more than 1,000 feet below the deepest identified resources. The study assumed significantly lower metals prices than what has been experienced over the last year. Based on the scoping study's positive economics, a prefeasibility study is expected to begin in the next couple of months and be completed by year-end.

Hecla owns a 40-square-mile property position in northern Idaho’s Silver Valley, the home of the Lucky Friday mine and one of the most recognized historical, world-class silver districts in the world. In addition to extensive exploration and potential expansion work within the Lucky Friday mine, the company is conducting the first generative exploration program in 50 years on Hecla’s Silver Valley properties. Baker said, “We think this is one of the most under-explored silver mining districts. Now is the time to do that work, which I believe could lead to discovery of another Lucky Friday, Sunshine or Bunker Hill, three of the most prolific mines in the Silver Valley and the world.”

Contact Vicki Veltkamp, vice president - investor and public relations, 208/769-4128

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612

Hecla also holds more than 340 square miles of contiguous concessions at the San Sebastian property in central Mexico, and Baker said, “I believe San Sebastian has as good or better exploration potential than anything we own or anything else that we’ve seen.”

As well as concentrating on multiple, high-potential precious metals exploration targets on property it already owns, Hecla is focusing on property acquisitions or joint ventures. The company recently established an additional office in Vancouver, British Columbia, Canada, where more than 850 exploration companies are headquartered. Baker said, “An office in Vancouver makes us a viable, visible partner or acquirer of properties, mines and companies. The cash realized through the sale of the Hollister Development Block gives us an additional competitive advantage in that process.”

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," “reserve,” and “inferred resource” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the

Internet at: http://www.hecla-mining.com

Contact Vicki Veltkamp, vice president - investor and public relations, 208/769-4128

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612